Exhibit 99.1

March 2012

Important notice concerning your rights under your 401(k) Savings Plan

Dear Plan Participant:

In April, Dynegy Inc. (“Dynegy”) together with certain affiliates will consolidate four of their 401(k) Savings Plans into one. This notice provides important information about this change, so please review it carefully. You will be notified if any of the information changes.

The following plans will be merged into a single plan, which will be referred to as the Dynegy 401(k) Plan (093469):

•                  Dynegy Inc. 401(k) Savings Plan (091799)

•                  Dynegy Midwest Generation, LLC 401(k) Savings Plan (091728)

•                  Dynegy Midwest Generation, LLC 401(k) Savings Plan for Employees Covered Under a Collective Bargaining Agreement (090864)

•                  Dynegy Northeast Generation, Inc. Savings Investment Plan (093761)*

*Only nonunion employees will move to the new Dynegy 401(k) Plan (093469); the Dynegy Northeast Generation, Inc. Savings Investment Plan (093761) will remain a separate plan for the collectively bargained employees.

A pause while we merge

To ensure an orderly and accurate transition, activity in your current 401(k) Savings Plan account will need to be temporarily restricted, or “frozen.” The period during which these temporary restrictions apply is referred to as a “Transition Period.”

During this time you will not be able to:

•                  Move money between funds.

•                  Change which funds you invest your money in.

•                  Change how much of each paycheck you invest.

•                  Request a loan.

•                  Make unscheduled loan payments.

•                  Request withdrawals or distributions.

Throughout the Transition Period, contributions and scheduled loan payments will continue. If you no longer work for Dynegy or any of its affiliates, some information will not apply to you. Whether or not you are planning retirement in the near future, we encourage you to carefully consider how the Transition Period may affect your retirement planning.

Key dates

April 4, 2012, at 4 p.m., Eastern time	Transition Period begins. Deadline to move money between funds or request contribution allocation changes, loans, withdrawals, and distributions.
April 12, 2012	All assets in your account are valued in your current Dynegy plan and transferred in kind to the Dynegy 401(k) Plan (093469).**
April 13, 2012	All assets are invested in the Dynegy 401(k) Plan (093469).* Your money remains in the same funds.
Week of April 15, 2012	Transition Period ends. All transactions are available through Vanguard.***

**Any assets transferred in kind will be valued at Vanguard based on each fund’s net asset value (NAV) at market close on April 12, 2012.

***This is the estimated date that the Transition Period will end. You will be notified in a timely manner if there is any delay in the transition process that requires an extension to the ending date for the Transition Period.

What will happen to my savings?

To minimize market effect on your money during the transition, your account balance and contributions are transferred in kind to the same funds in which you currently invest.

Review your investments

Because account activity will be on hold, it is important that you review your current investments. For your long-term retirement needs, you should carefully consider the importance of a balanced and diversified investment portfolio, taking into account all your assets, income, and investments. Keep in mind that diversification does not ensure a profit or protect against a loss in a declining market. All investing is subject to risk.

In addition, you should be aware that there is a risk to holding substantial portions of your assets in the securities of any one company, as individual securities tend to have wider price swings, up and down, in short periods of time, than investments in diversified funds. Stocks that have wide price swings might have a large loss during the Transition Period, and you would not be able to direct the sale of such stocks from your account during the Transition Period.

Questions?

Call a Vanguard Participant Services associate at 1-800-523-1188 Monday through Friday from 8:30 a.m. to 9 p.m., Eastern time.

Sincerely,

Vanguard

All the provisions of the 401(k) Savings Plan documents prevail over any and all communications about the plan.

© 2012 The Vanguard Group, Inc. All rights reserved.	BBBBDXPB 022012